NEWS RELEASE

CONTACT:
CONMED Corporation
Dalton Henry
Investor Relations Analyst
ir@conmed.com

CONMED Corporation Announces First Quarter 2026 Financial Results

Largo, Florida, April 29, 2026 – CONMED Corporation (NYSE: CNMD) today announced financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•Sales of $317.0 million decreased 1.3% year-over-year as reported and 2.9% in constant currency. Net sales growth was impacted by a $15.5 million decrease in sales from the exit of certain GI products.
•Domestic revenue decreased 5.8% year-over-year. Domestic sales growth was impacted by a $15.2 million decrease in sales from the exit of certain GI products.
•International revenue increased 4.7% year-over-year as reported and 1.0% in constant currency. International sales growth was impacted by a $0.3 million decrease in sales from the exit of certain GI products.
•Diluted net earnings per share (GAAP) were $0.45, compared to diluted net earnings per share (GAAP) of $0.19 in the first quarter of 2025.
•Adjusted diluted net earnings per share(1) were $0.89, compared to adjusted diluted net earnings per share of $0.95 in the first quarter of 2025.

“Our 2025 momentum continued in the first quarter as we delivered revenue and adjusted earnings ahead of our expectations,” said Patrick J. Beyer, CONMED’s President and Chief Executive Officer. “We continue to concentrate our resources and investment on our higher-growth, higher-margin areas: minimally invasive surgery, smoke evacuation, and orthopedic soft tissue repair.”

2026 Outlook

Based on the Company’s first quarter performance, management is raising its outlook for full-year 2026 organic revenue growth on a constant currency basis. The Company now expects year-over-year organic constant currency revenue growth, which excludes gastroenterology product sales, of approximately 5.0% to 6.5% compared to the prior guidance range of 4.5% to 6.0%. Full-year 2026 reported revenue is now expected to be in the range of $1.350 billion to $1.375 billion, compared to prior guidance of $1.345 billion to $1.375 billion. The updated revenue outlook reflects an estimated 40 to 50 basis points of favorable foreign exchange impact, compared to the prior assumption of 0 to 50 basis points of favorable impact. This updated guidance also reflects an estimated $14.5 million to $17.5 million in revenue from gastroenterology products, reduced from the prior guidance of $21.0 million to $25.0 million due to the divestiture of the remaining gastroenterology portfolio.

The Company continues to expect full-year adjusted diluted net earnings per share(2) in the range of $4.30 to $4.45. The reaffirmed outlook reflects stronger underlying operating performance, largely offset by higher-than-previously anticipated interest expense due to the planned refinancing of the Company's debt during 2026.

Supplemental Financial Disclosures

(1) A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, appears below.

(2) Information reconciling forward-looking adjusted diluted net earnings per share to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

Conference Call

The Company’s management will host a conference call today at 4:30 p.m. ET to discuss its first quarter 2026 results.

To participate in the conference call via telephone, please click here to pre-register and obtain the dial-in number and passcode.

This conference call will also be webcast and can be accessed from the “Investors” section of CONMED's website at www.conmed.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

Consolidated Condensed Statements of Income
(in thousands except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2026	2025

Net sales	$317,046	$321,256
Cost of sales	133,599	143,504
Gross profit	183,447	177,752
% of sales	57.9%	55.3%
Selling & administrative expense	141,699	148,847
Research & development expense	16,333	12,947
Income from operations	25,415	15,958
% of sales	8.0%	5.0%
Interest expense	7,060	8,286
Income before income taxes	18,355	7,672
Provision for income taxes	4,527	1,636
Net income	$13,828	$6,036

Basic EPS	$0.45	$0.19
Diluted EPS	0.45	0.19

Basic shares	30,588	30,973
Diluted shares	30,621	31,151

Sales Summary
(in millions, unaudited)

	Three Months Ended March 31,
			% Change
						Domestic	International
	2026	2025	As Reported	Impact of Foreign Currency	Constant Currency	As Reported	As Reported	Impact of Foreign Currency	Constant Currency
Orthopedic Surgery	$147.7	$138.3	6.8%	-2.3%	4.5%	5.5%	7.6%	-3.7%	3.9%
General Surgery	169.3	183.0	-7.4%	-1.1%	-8.5%	-10.4%	0.1%	-3.9%	-3.8%
	$317.0	$321.3	-1.3%	-1.6%	-2.9%	-5.8%	4.7%	-3.7%	1.0%

Single-use Products	$270.0	$276.3	-2.3%	-1.6%	-3.9%	-8.1%	6.2%	-4.0%	2.2%
Capital Products	47.0	45.0	4.6%	-1.5%	3.1%	12.4%	-2.0%	-2.8%	-4.8%
	$317.0	$321.3	-1.3%	-1.6%	-2.9%	-5.8%	4.7%	-3.7%	1.0%

Domestic	$173.0	$183.8	-5.8%	0.0%	-5.8%
International	144.0	137.5	4.7%	-3.7%	1.0%
	$317.0	$321.3	-1.3%	-1.6%	-2.9%

Reconciliation of Reported Net Income to Adjusted Net Income
(in thousands, except per share amounts, unaudited)
Three Months Ended March 31, 2026
	Gross Profit	Selling & Administrative Expense	Research & Development Expense	Operating Income	Interest Expense	Tax Expense	Effective Tax Rate	Net Income	Diluted EPS
As reported	$183,447	$141,699	$16,333	$25,415	$7,060	$4,527	24.7%	$13,828	$0.45
% of sales	57.9%	44.7%	5.2%	8.0%
Operational optimization costs(1)	379	(7,526)	-	7,905	-	1,801		6,104
Executive transition costs(2)	-	(3,342)	-	3,342	-	761		2,581
EU medical device regulations(3)	-	-	(1,167)	1,167	-	266		901
Contingent consideration fair value adjustments(4)	-	(722)	-	722	-	164		558
Termination of distribution agreement(5)	(1,864)	-	-	(1,864)	-	(425)		(1,439)
Gain on sale of product line(6)	-	3,916	-	(3,916)	-	(892)		(3,024)
	$181,962	$134,025	$15,166	$32,771	$7,060	$6,202		$19,509
Adjusted gross profit %	57.4%
Amortization(7)	$1,500	(7,261)	-	8,761	(1,276)	2,442		7,595
As adjusted		$126,764	$15,166	$41,532	$5,784	$8,644	24.2%	$27,104	$0.89
% of sales		40.0%	4.8%	13.1%

Three Months Ended March 31, 2025
	Gross Profit	Selling & Administrative Expense	Research & Development Expense	Operating Income	Interest Expense	Tax Expense	Effective Tax Rate	Net Income	Diluted EPS
As reported	$177,752	$148,847	$12,947	$15,958	$8,286	$1,636	21.3%	$6,036	$0.19
% of sales	55.3%	46.3%	4.0%	5.0%
Operational optimization costs(1)	3,410	(490)	-	3,900	-	901		2,999
Executive transition costs(2)	-	(12,165)	-	12,165	-	2,812		9,353
Contingent consideration fair value adjustments(4)	-	(3,962)	-	3,962	-	916		3,046
Gain on sale of product line(6)	-	354	-	(354)	-	(82)		(272)
Legal matters(8)	-	(1,037)	-	1,037	-	240		797
	$181,162	$131,547	$12,947	$36,668	$8,286	$6,423		$21,959
Adjusted gross profit %	56.4%
Amortization(7)	$1,500	(7,172)	-	8,672	(1,443)	2,455		7,660
As adjusted		$124,375	$12,947	$45,340	$6,843	$8,878	23.1%	$29,619	$0.95
% of sales		38.7%	4.0%	14.1%

(1) In 2026 and 2025, the Company incurred costs related to the engagement of a consulting firm to evaluate and propose improvements to our manufacturing operations which are included in cost of sales. In addition, we incurred consulting fees, legal fees and other charges related to operational optimization which are included in selling & administrative expense.
(2) The Company incurred cash and stock-based compensation costs related to advisory services provided by our former Chief Financial Officer and Chief Executive Officer in 2026 and 2025, respectively.
(3) In 2026, the Company incurred costs to comply with the European Union's Medical Device Regulations (MDR).
(4) In 2026 and 2025, the Company recorded expense related to the fair value adjustments of contingent consideration.
(5) In 2026, the Company incurred income related to the early termination of an agreement granting the Company exclusive distribution rights.
(6) In 2026, the Company recognized a gain on the sale of certain assets related to gastroenterology products. In 2025, the Company recognized a gain on the sale of a product line.
(7) Includes amortization of intangible assets and deferred financing fees.
(8) In 2025, the Company incurred costs for third party services pertaining to potential issues with certain royalty payments to design surgeons.

Reconciliation of Reported Net Income to EBITDA & Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2026	2025

Net income	$13,828	$6,036
Provision for income taxes	4,527	1,636
Interest expense	7,060	8,286
Depreciation	4,174	4,235
Amortization	14,663	14,018
EBITDA	$44,252	$34,211

Stock based compensation	4,783	6,381
Operational optimization costs	7,905	3,900
Executive transition costs	3,342	12,165
EU medical device regulations	1,167	-
Contingent consideration fair value adjustments	722	3,962
Termination of distribution agreement	(1,864)	-
Gain on sale of product line	(3,916)	(354)
Legal matters	-	1,037
Adjusted EBITDA	$56,391	$61,302

EBITDA Margin
EBITDA	14.0%	10.6%
Adjusted EBITDA	17.8%	19.1%

About CONMED Corporation

CONMED is a medical technology company that provides devices and equipment for surgical procedures. The Company’s products are used by surgeons and other healthcare professionals in a variety of specialties including orthopedics, general surgery, gynecology, and thoracic surgery. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release and associated conference call may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to the risk factors discussed in the Company's Annual Report on Form 10-K for the full year ended December 31, 2025 and other risks and uncertainties, which may be detailed from time to time in reports filed by CONMED with the SEC. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

The Company supplements the reporting of its financial information determined under generally accepted accounting principles in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; adjusted gross profit; cost of sales excluding specified items; adjusted selling and administrative expenses; adjusted research and development expense; adjusted operating income; adjusted interest expense; adjusted income tax expense; adjusted effective income tax rate; adjusted net income and adjusted diluted net earnings per share (EPS). The Company believes that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding its financial results and assessing its prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of its operations because they exclude items that may not be indicative of, or are unrelated to, its core operating results and provide a baseline for analyzing trends in the Company’s underlying business. Further, the presentation of EBITDA is a non-GAAP measurement that management considers useful for measuring aspects of the Company’s cash flow. Management uses these non-GAAP financial measures for reviewing the operating results and analyzing potential future business trends in connection with its budget process and bases certain management incentive compensation on these non-GAAP financial measures.

Net sales on a constant currency basis is a non-GAAP measure. The Company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. To measure percentage sales growth in constant currency, the Company removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of net sales. To measure earnings performance on a consistent and comparable basis, the Company excludes certain items that affect the comparability of operating results and the trend of earnings. These adjustments are irregular in timing, may not be indicative of past and future performance and are therefore excluded to allow investors to better understand underlying operating trends.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, cost of sales, selling and administrative expenses, research and development expense, operating income, interest expense, income tax expense, effective income tax rate, net income and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures above, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

We are unable to present a quantitative reconciliation of our expected diluted net earnings per share to expected adjusted diluted net earnings per share as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of acquisition, integration and other charges. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our consolidated condensed statements of income.